EXHIBIT 10.3

English Translation

Form of

Agreement regarding

the Alexion Pharmaceuticals, Inc.

2004 Incentive Plan for Stock Options

(For French Recipients)

AGREEMENT (this “Agreement”) made as of this                                               (the “Grant Date”), by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                              (the “Optionee”).

WITNESSETH:

A.	The Stockholders of Alexion Pharmaceuticals, Inc. (hereinafter referred to as the “Company”) resolved, on December 10, 2004, on the approval of the Alexion Pharmaceuticals, Inc. 2004 Incentive Plan (hereinafter referred to as the “2004 Plan”). According to the Plan, the Board of Directors of the Company is authorized to grant Stock Options to the employees and members of the management of the Company and of its subsidiaries.

B.	The Board of Directors of the Company adopted resolutions approving this Agreement on the Grant Date. The following provisions apply to the Option (as defined below) granted by the Company to the Optionee (as defined below). These provisions shall govern the application of the provisions of the 2004 Plan to the Option, in particular as Section 10(m) of the 2004 Plan allows the Board to modify any awards in order to comply with the requirements of foreign laws and regulations. In the event of a difference between the terms and conditions of this Agreement and those of the 2004 Plan, the terms and conditions of this Agreement shall prevail.

C.	Pursuant to the 2004 Plan, the Company desires to grant to the Optionee, and the Optionee desires to accept, an option to purchase shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), upon the terms and conditions set forth in this Agreement and the 2004 Plan.

D.	Capitalized terms not defined herein shall have the meaning ascribed to them in the 2004 Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Definitions

•	“French Commercial Code” means the French Code de Commerce.

•	“French Social Security Code” means the French Code de la Sécurité Sociale.

•	“French Subsidiary” means Alexion Europe SAS.

•	“French Tax Code” means the French Code Général des Impôts.

•	“Grant Date” means the date on which the Option is granted to the Optionee by the Board of Directors of the Company, i.e. the date written above as being the Grant Date.

•	“Option” means collectively the stock options granted over the Shares to the Optionee pursuant to this Agreement and the 2004 Plan as amended by this Agreement.

•	“Option Exercise Price” means, with respect to the Option, the exercise price of the Shares that may be subscribed by the Optionee, computed in accordance with Section 4 below.

•	“Shares” shall have the meaning defined in Section 2.1.

2.	Grant of Option - Optionee

2.1	The Company hereby grants to the Optionee an Option to purchase up to newly issued shares of Common Stock of the Company (the “Shares”), at a purchase price per Share of ($ ). The Option granted to Optionee is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.2	The Option may not be granted to Optionee if he holds, directly or indirectly (including any rights to acquire shares), more than ten per cent (10%) of the share capital of the Company at the Grant Date. The Optionee hereby represents and warrants that the grant of the Option will not cause the Optionee to hold (including any rights to acquire shares) more than ten percent (10%) of the share capital of the Company at the Grant Date.

2.3	No Option shall be granted to any French consultant which is not the President, the Directeur Général (as defined by Article L 225-185 of the French Commercial Code) or an employee of the French Subsidiary at the time of grant.

2.4	The total amount of options over the Company’s shares granted and not yet exercised shall not at any time give rights to acquire an amount of Company shares exceeding in the aggregate one third (33.33%) of the share capital of the Company.

3.	Option – Shares

The Option may not be transferred, pledged or otherwise subject to any third party’s right. It may be exercised solely by Optionee, subject to the provisions of Section 5.2.2 below.

4.	Option Exercise Price

4.1	The Exercise Price is determined on the Grant Date.

4.2	So long as the shares of the Common Stock of the Company are admitted to trading on a regulated stock market, if the Option Exercise Price per Share at the Grant Date is less than 80% of the arithmetical average of the market value of the Share over the 20 daily sessions preceding the Grant Date, the Option shall be deemed not to have been granted in respect of such Shares.

4.3	The Option Exercise Price for the Optionee is intangible and shall only be adjusted upon the occurrence of the events specified in section L 225-181 of the French Commercial Code. In such case, the Board of Directors will, subject to the applicable legal conditions and regulations, adjust the Option Exercise Price and the number of Shares which are able to be subscribed by the exercise of the Option, to take account of the proposed financial or other transaction.

5.	Exercise of the Option and Payment

5.1	General rules

5.1.1	Except as otherwise provided herein, the Option granted under the 2004 Plan to Optionee is not exercisable before the first anniversary of the Grant Date. This Option shall become exercisable in accordance with the schedule shown on Exhibit A based upon Optionee’s continuous service with the Company or its affiliates following the Grant Date. No shares of Common Stock may be purchased hereunder unless Optionee shall have remained in the continuous service of the Company or an affiliate up to and including the specified date shown on Exhibit A from the Grant Date. Unless earlier terminated, this Option shall expire if and to the extent it is not exercised on or prior to the tenth anniversary of the Grant Date (the “Expiration Date”).

5.1.2	Optionee may exercise this Option in whole or in part in accordance with the provisions of the present Agreement and the schedule shown on Exhibit A by delivering to the Company (a) a written notice of such exercise specifying the number of shares of Common Stock that Optionee has elected to acquire and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company are made for the satisfaction of such withholding obligation). The Option Exercise Price shall be payable in cash or bank or certified check or by such methods in accordance with such procedures as may be authorized or permitted by the Committee from time to time.

5.1.3

No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made. Optionee shall have no rights as a stockholder with respect to any shares covered by this Option until a stock certificate for such shares is issued to Optionee. Except as otherwise provided herein or in the 2004 Plan, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

5.2	Termination of Service

5.2.1	Disability. Except as otherwise provided in an agreement between Optionee and the Company or its affiliates, if Optionee’s service with the Company and its affiliates terminates due to his Disability, then: (i) that portion of this Option that is not exercisable on the date of termination shall immediately terminate, and (ii) subject to Section 5.2.3 below, that portion of this Option that is exercisable on the date of termination shall remain exercisable, but only to the extent exercisable on the date of termination, by Optionee (or Optionee’s legal representative) until the earlier of (x) the first anniversary of the date of termination (or, subject to section 5.2.2 below, if Optionee’s service is terminated by reason of his Disability and Optionee dies within one year of such termination of service, the six month period mentioned in section 5.2.2 below) and (y) the Expiration Date and, to the extent not exercised during such period, shall immediately terminate thereafter.

For purposes of this Agreement, “Disability” shall mean, unless otherwise defined in an agreement between Optionee and the Company or its affiliates (in which case, such meaning shall apply), the inability of Optionee to perform the customary duties of his service for the Company or its affiliates by reason of a physical or mental incapacity which is expected to result in death or to be of indefinite duration.

5.2.2	Death

Notwithstanding any other provisions of the present Agreement, in the event of the death of the Optionee, the heirs of Optionee shall have a six (6)-month period from the date of Optionee’s death to exercise the Option held by Optionee on the day of his death. If and to the extent the Option is not exercisable at the date of the death of Optionee, the unexercisable part of the Option shall immediately terminate.

If the Option held by Optionee has not yet been exercised by his heirs upon the expiration of the six (6)-month period, it shall lapse immediately.

5.2.3	Termination for Cause or at a Time when Cause Exists. Except as otherwise provided in an agreement between Optionee and the Company or its affiliates, if Optionee’s service is terminated by the Company or an affiliate for Cause or if, at the time of Optionee’s termination, grounds for a termination for Cause exist, then this Option (whether or not then exercisable) shall immediately terminate and cease to be exercisable.

For purposes of this Agreement, “Cause” shall mean, unless otherwise defined in an agreement between Optionee and the Company or its affiliates (in which case, such meaning shall apply), Optionee’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services, unsatisfactory performance of services or material breach of any written agreement between Optionee and the Company or any of its affiliates. Cause shall be determined by the Company.

5.2.4	Other Termination. Except as otherwise provided in an agreement between Optionee and the Company or its affiliates, if Optionee’s service with the Company and its affiliates terminates for any reason not covered by Section 5.2.1, 5.2.2 or 5.2.3 above, then: (i) that portion of this Option that is not exercisable on the date of termination shall immediately terminate, and (ii) subject to Section 5.2.3 above, that portion of this Option that is exercisable on the date of termination shall remain exercisable, but only to the extent exercisable on the date of termination, by Optionee until the earlier of (x) the ninetieth day following the date of termination and (y) the Expiration Date and, to the extent not exercised during such period, shall immediately terminate thereafter.

5.3	Cancellation of Option

Notwithstanding anything herein to the contrary, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict this Option at any time if the Optionee is not in compliance with all material applicable provisions of this Agreement or the Plan, or if the Optionee engages in a Detrimental Activity. Upon exercise of the Option, if requested by the Company the Optionee shall certify in a manner acceptable to the Company that he is in compliance with the terms and conditions of this Agreement and the Plan and has not engaged in any Detrimental Activity.

For purposes of this Agreement, “Detrimental Activity” shall mean any of the following, unless authorized by the Company: (1) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or its affiliates, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or its affiliates, (2) the disclosure to anyone outside the Company or its affiliates, or the use in other than the Company’s or its affiliates’ business, without authorization from the Company, of any confidential information or material relating to the business of the Company or its affiliates, acquired by the Optionee either during or after service with the Company or its affiliates, (3) the failure or refusal to disclose promptly and to assign to the Company or its affiliates all right, title and interest in any invention or idea, patentable or not, made or conceived by the Optionee during service with the Company or its affiliates, relating in any manner to the actual or anticipated business, research or development work of the Company or its affiliates or the failure or refusal to do anything reasonably necessary to enable the Company or its affiliates to secure a patent where appropriate in the United States and in other countries insofar as any matter referred to in this clause (3) violates any obligation of the Optionee to the Company or its affiliates, or (4) any attempt directly or indirectly to induce any employee or manager of the Company or its affiliates to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or its affiliates.

5.4	Securities Restrictions

This Option shall not be exercisable for such period as may be required to comply with the Federal securities laws, state “blue sky” laws, an applicable listing requirement of any applicable securities exchange and any other law or regulation applicable to the exercise of this Option, and the Company shall not be obligated to issue or deliver shares of Common Stock hereunder if the issuance or delivery of such shares would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

6.	Share Transfers

6.1	Optionee may not sell the Shares before the fourth year following the Grant Date and must therefore respect the so called “four year unavailability period” (hereinafter referred to as the “Four Year Unavailability Period”).

6.2	Notwithstanding the above and according to Article 91 ter Appendix II to the French Tax Code, the Four Year Unavailability Period may be waived in the event of Optionee’s death or disability corresponding to the second or third category set forth in Article L 341-4 of the French Social Security Code.

7.	Miscellaneous

7.1	Shares received by the Optionee upon exercise of his Option shall be in nominative form or be individualised in individual share accounts.

7.2	Nothing in this Agreement shall confer the Optionee any right to continue in the service of the Company or its affiliates, or in any way interfere with the right of the Company or its affiliates to terminate the service of the Optionee at any time.

7.3	The recitals to this Agreement constitute an integral part of this Agreement, with the same force and effect as if they had appeared in the main body of this Agreement.

7.4	The Optionee acknowledges that he received a copy of the 2004 Plan prior to the execution of this Agreement.

7.5	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the 2004 Plan, may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

OPTIONEE

By:
Name:

Exhibit A

Date	Options Vested

The Options granted to Optionee under this Agreement and the 2004 Plan are not exercisable before the first anniversary of the Grant Date.

No shares of Common Stock may be purchased hereunder unless the Optionee shall have remained in the continuous service of the Company or an affiliate from the Grant Date up to and including the specified date shown on this Exhibit A. Unless earlier terminated, this Option shall expire if and to the extent it is not exercised on or prior to the Expiration Date.